    Exhibit 5.1
OPINION OF WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION

March 2, 2022

Mandiant, Inc.
11951 Freedom Drive, 6th Floor
Reston, VA 20190
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Mandiant, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 11,590,100 shares of the Company’s common stock (“Common Stock”) reserved for issuance pursuant to the Mandiant, Inc. 2013 Equity Incentive Plan and 2,318,020 shares of Common Stock reserved for issuance pursuant to the Mandiant, Inc. 2013 Employee Stock Purchase Plan, as amended and restated as of August 2, 2016 (collectively, such plans are referred to herein as the “Plans” and such shares are referred to herein as the “Shares”). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plans and pursuant to the agreements related thereto.
It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati